Exhibit 10.2


PRESS RELEASE
October 26, 2006, 9:00 a.m.
For Immediate Release


For Further Information Contact:    Michael W. Dosland
                                    President and Chief Executive Officer
                                    First Federal Bankshares, Inc.
                                    329 Pierce Street, P.O. Box 897
                                    Sioux City, IA  51102
                                    712.277.0222



           FIRST FEDERAL BANKSHARES, INC. DECLARES INCREASED DIVIDEND
                                       AND
                 ANNOUNCES EXTENSION OF STOCK REPURCHASE PROGRAM


Sioux City, Iowa. The Board of Directors of First Federal Bankshares, Inc. (the "Company") (Nasdaq Global Market - "FFSX") declared a quarterly cash dividend of $0.105 per share for the first quarter of the 2007 fiscal year. This is a 5% increase from the dividend of $0.10 from the previous nine quarters and represents an annualized dividend yield of 1.9% based on yesterday's closing price of $22.04. The dividend is payable on November 30, 2006 to stockholders of record on November 16, 2006.

The Board of Directors of the Company also announced a one-year extension of the stock repurchase program authorized in November 2005. Of the 346,000 shares authorized, 120,505 shares have been repurchased.

The Company's common stock is traded on the NASDAQ Global Market under the symbol FFSX. The Company is headquartered in Sioux City, Iowa and is the parent company of First Federal Bank. The Bank operates eight offices in northwest Iowa, an office in South Sioux City, Nebraska, and five offices in central Iowa.